TERRACE VENTURES INC.
801 Peace Portal Drive, Suite 202
Blaine, WA 98230
(360) 220-5218

March 7, 2007

Terrace Ventures Announces Proposed Merger

Blaine, Washington – (OTCBB: TVEN) Terrace Ventures Inc. (the “Company”) announced today that it has entered into a letter of intent with the principal shareholder of Solara Technologies, Inc. (“Solara”), a private British Columbia company engaged in the development of both hardware and software for the self service vending industry. Pursuant to the terms of the letter of intent, the Company and Solara intend to complete a merger of the two companies such that following its completion the shareholders of Solara, immediately prior to the merger will own 70% of the issued and outstanding shares of the resulting entity and the shareholders of Company, immediately prior to the merger will hold 30% of the resulting entity. If the merger is completed, the Company will take all steps necessary to ensure that at closing the board of directors of the resulting entity will consist of three members: the existing director of the Company; one director nominated by Solara; and one director nominated by both of the board members.

Under the terms of the letter of intent the closing of the merger is subject to a number of conditions, including: (i) delivery of all financial statements of Solara required under applicable securities rules; (ii) the Company providing Solara with a loan of $200,000 (the “Solara Loan”) prior to closing of the merger; (iii) the parties enter into a formal agreement outlining the terms of the merger by no later than March 15, 2007; and (iv) each of the parties satisfactorily completes their respective due diligence review. There is no assurance that the proposed transaction will be completed as planned or at all.

The Company has approved a private placement of up to 5,000,000 shares of the Company’s common stock at a price of $1.10 per share to fund the Solara Loan and for working capital purposes (the “Offering”). The Offering is intended to be made to non-US investors pursuant to Regulation S of the United States Securities Act of 1933. There is no assurance that the Offering will be completed on the above terms or at all.

About Solara Technologies, Inc.

Solara Technologies, Inc., a private British Columbia company engaged in the development of both hardware and software for the self serve industries, including vending machines and kiosks. Solara has developed Remote Management Technology which is an internet based, self-service, kiosk and vending machine system which can also deliver real time inventory and activity reports in multiple units in multiple locations, accessible by computer through any internet access. Solara Presence, which is a closed circuit digital point of sale advertising system, using either dedicated screens in various locations, or the touch screen machine menus when not in consumer usage.

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties relating to the the negotiation of a definitive agreement with Solara. There is no assurance that the Company will be able to reach a formal agreement to acquire Solara. There is also no assurance that the Offering will be completed on the above terms or at all. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Contact:

For more information contact:

Howard Thomson
Tel: (360) 220-5218